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                                                                       EXHIBIT 1

(English translation)

                ARTICLES OF INCORPORATION OF ITO-YOKADO CO., LTD.
                             Amended on May 22, 2003

                          Chapter I. General Provisions

Article l.    (Corporate name)

         The Company shall be called Kabushiki Kaisha Itoyokado, and it shall be represented as ITO-YOKADO CO., LTD. in English.

Article 2.    (Corporate purpose)

         The purpose of the Company is to conduct the following businesses:

(1) Retail trade of various goods, and manufacturing, processing, wholesale, direct marketing sales and mail order business of the related products;

(2)      Import and sale of liquor;

(3)      Sale of salt and cigarettes, processing and sale of grain;

(4)      Antique dealing;

(5) Sale of medicines, medical instruments, industrial chemicals and weighing machines;

(6)      Management of drugstores and clinics;

(7) Sale and maintenance of automobiles and other vehicles, and parts relating to same;

(8) Management of restaurants, entertainment facilities, enterprises of amusement, movie theaters, inns, theater ticket agencies, athletic facilities, cultural events, preparatory schools, wedding halls, exhibit halls, parking lots and gasoline service stations;

(9) Management of photography, printing, laundry, barber and beauty parlor businesses;

(10) Interior and exterior decoration, equipment construction, and construction businesses;

(11)     Agency for foreign commercial transactions and import-export business;

(12) Transportation of general passengers and of freight by car and travel businesses, and agencies in connection therewith as well as for driver training schools;

(13) Non-life insurance agencies, insurance agencies relating to the Automobile Liability Securities Law and subscription business of life insurance;

(14) Purchase, sale, lease, brokerage and professional assessment of real estate;

(15) Leasing of automobiles, business machines, sport and recreation equipment, household electric appliances and futon, etc.;

(16) Lending business, intermediary and guaranty of lending and borrowing and handling of credit cards;

(17) Business consultancy for various enterprises and commissioned businesses; and

(18)     Any and all businesses relating to each of the foregoing.

Article 3.    (Location of head office)

         The Company shall have its head office in Minato-ku, Tokyo.

Article 4.    (Method of giving public notices)

         The public notices of the Company shall be given by publication in the Nihon Keizai Shimbun published in Tokyo.

                               Chapter II. Shares

Article 5.    (Total number of shares authorized to be issued)

         The total number of shares authorized to be issued by the Company shall be 840,000,000 shares. Provided, however that, in the event any of shares is canceled, the number of shares authorized to be issued shall be reduced accordingly.

Article 6. (Number of shares per unit and non-issuance of shares certificates for Shares Constituting Less Than One Unit)

         The number of shares of the Company per unit shall be 1,000 shares.

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         Any share certificates for shares constituting less than one unit of shares (hereinafter referred to as "Shares Constituting Less Than One Unit") shall not be issued. Provided, however, that the foregoing may not be applied when provided for in Share Handling Regulations.

Article 7.    (Purchase of Shares Constituting Less Than One Unit)

         A shareholder (including beneficial shareholders, the same shall be applied hereinafter) holding Shares Constituting Less Than One Unit of the Company may request the Company to sell the shares which shall become one unit of shares if combined with the Shares Constituting Less Than One Unit held by such shareholder, pursuant to the provisions of the Share Handling Regulations.

Article 8.    (Transfer agent)

         The Company shall have a transfer agent with respect to its shares.

         The transfer agent and its place of business thereof shall be chosen by the resolution of the Board of Directors and shall be made public by public notice.

         The register of shareholders and the register of beneficial shareholders (hereinafter collectively called the "Registers") as well as the register of lost share certificates of the Company shall be kept in the place of business of the transfer agent, and the registration of transfer of shares, purchase by the Company of Shares Constituting Less Than One Unit, request to the Company for sale of Shares Constituting Less Than One Unit by a shareholder and other matters relating to shares shall be handled by the transfer agent.

Article 9.    (Record date)

         The Company shall deem shareholders stated or recorded in the Registers as at the close of business on the last day of February of each year as the shareholders entitled to exercise the rights pertaining to the shares at the ordinary general meeting of shareholders held for the business term so closed.

         In addition to the foregoing paragraph, whenever necessary, in accordance with a resolution of the Board of Directors and upon giving advance public notice, shareholders or registered pledgees stated or recorded in the Registers as at the close of business on the specified date shall be deemed as the shareholders or registered pledgees entitled to exercise rights pertaining to the shares or registered pledgees, as the case may be.

Article 10.   (Share Handling Regulations)

         Denominations of share certificates of the Company, the procedures and fees for registration of transfer of shares, purchase by the Company of Shares Constituting Less Than One Unit, request to the Company for sale of Shares Constituting Less Than One Unit by a shareholder, registration relating to rights of pledge and indication of property in trust and cancellation thereof, non-possession of share certificates, reissue of share certificates, notifications and other matters relating to the handling of shares shall be governed by the Share Handling Regulations established by the Board of Directors.

                  Chapter III. General Meetings of Shareholders

Article 11.   (Time of general meetings)

         Ordinary general meetings of shareholders shall be convened within three months from the day following each closing of the accounts, and extraordinary general meetings of shareholders may be convened from time to time when necessary.

Article 12.   (Place of convening)

         General meetings of shareholders shall be convened at the head office or at a place adjacent thereto.

Article 13.   (Chairman of the general meetings)

         The President/Director shall act as the chairman of general meetings of shareholders.

         If the President/Director is prevented from so acting, another Director shall act in his place in the order previously determined by the Board of Directors.

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Article 14.   (Method of resolution)

         Resolutions of general meetings of shareholders shall be adopted by a majority of the voting rights of the shareholders present, except as otherwise provided for by laws and ordinances and these Articles of Incorporation.

         Special resolutions provided for in Article 343 of the Commercial Code of Japan shall be adopted by an affirmative vote of two-thirds or more of the voting rights of shareholders present at the general meeting of shareholders, who hold in aggregate one-third or more of the voting rights owned by all shareholders.

Article 15.   (Exercise of voting right by proxy)

         A shareholder may exercise his/her voting right by proxy who is a shareholder having a voting right to the Company. In this case, a shareholder or proxy must submit a document certifying his/her power as such at every general meeting of shareholders to the Company.

Article 16.   (Minutes)

         A summary of proceedings and the resultant actions taken at a general meeting of shareholders shall be recorded in minutes, and the chairman, the Directors and the Corporate Auditors present shall affix their names and seals thereto.

                         Chapter IV. Board of Directors

Article 17.   (Authority of the Board of Directors)

         Except as otherwise provided for by laws and ordinances and these Articles of Incorporation, the Board of Directors shall make decisions on the execution of important business of the Company.

Article 18.   (Convening meetings of the Board of Directors)

         The President/Director shall convene and preside over meetings of the Board of Directors.

         If the President/ Director is prevented from so acting, another Director shall act in his place in the order previously determined by the Board of Directors.

         Notice for convening a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor three days prior to the date of each meeting, provided, however, that this period may be shortened in case of urgency.

         When all Directors and Corporate Auditors consent thereto, the Board of Directors may be convened without following the procedures for convening.

Article 19.   (Resolutions of the Board of Directors)

         The quorum of the Board of Directors shall be a majority of the Directors and resolutions of the Board of Directors shall be adopted by a majority of the votes of the Directors present thereat.

Article 20.   (Minutes)

         A summary of proceedings and the resultant actions taken at meetings of the Board of Directors shall be recorded in minutes, and the Directors and Corporate Auditors present shall affix their names and seals thereto.

                              Chapter V. Directors

Article 21.   (Number)

         The Directors of the Company shall be 35 or fewer.

Article 22.   (Election)

         Elections of Directors shall require the presence of shareholders who hold one third or more of the voting rights owned by all shareholders.

         The election of Directors shall not be by cumulative voting.

Article 23.   (Term of office)

         The terms of office of Directors shall expire at the close of the ordinary general meeting of

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         shareholders held with respect to the last closing of the accounts within one (1) year after their assumption of office.

         The term of office of a Director appointed to fill a vacancy or pursuant to an increase in the number of Directors shall be coterminous with the remainder of the terms of office of the other Directors presently in office.

Article 24.   (Executive Directors)

         A Chairman of the Board of Directors, a President/Director and a certain number of Vice-Chairman/Directors, Vice-President/Directors, Senior Managing Directors and Managing Directors may be chosen by resolution of the Board of Directors.

Article 25.   (Representative Directors)

         The President/Director shall represent the Company.

         In addition to the foregoing paragraph, Directors who represent the Company may be chosen by resolution of the Board of Directors.

Article 26.   (Remuneration)

         The remuneration for Directors shall be decided by resolution of the general meeting of shareholders.

                     Chapter VI. Board of Corporate Auditors

Article 27.   (Authority of the Board of Corporate Auditors)

         Except as otherwise provided for by laws and ordinances and these Articles of Incorporation, the Board of Corporate Auditors shall make decisions on the execution of Corporate Auditors' duties to the extent not to prevent the Corporate Auditors from executing their authority.

Article 28.   (Convening meetings of the Board of Corporate Auditors)

         Notice for convening a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the date of each meeting, provided, however, that this period may be shortened in case of urgency.

         When all Corporate Auditors consent thereto, the Board of Corporate Auditors may be convened without following the procedures for convening.

Article 29.   (Resolutions of the Board of Corporate Auditors)

         Except as otherwise provided for by laws and ordinances, resolutions of the Board of Corporate Auditors shall be adopted by a majority of the votes of the Corporate Auditors.

Article 30.   (Minutes)

         A summary of proceedings and the resultant actions taken at the meetings of the Board of Corporate Auditors shall be recorded in minutes, and the Corporate Auditors present shall affix their names and seals thereto.

                         Chapter VII. Corporate Auditors

Article 31.   (Number)
         The Corporate Auditors of the Company shall be five or fewer in number.

Article 32.   (Election)

         Election of Corporate Auditors shall require the presence of shareholders who hold one third or more of the voting rights owned by all shareholders.

Article 33.   (Term of office)

         The term of office of Corporate Auditors shall expire at the close of ordinary general meeting of shareholders held with respect to the last closing of the accounts within four years after their assumption of office.

         The term of office of a Corporate Auditor appointed to fill a vacancy created by resignation of a Corporate Auditor during the term of office shall be coterminous with the remainder of the

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         term of office of such predecessor Corporate Auditor.

Article 34.   (Full-time Corporate Auditor)

         Corporate Auditors shall appoint (a) Full-time Corporate Auditor(s) among themselves.

Article 35.   (Remuneration)

         The remuneration for Corporate Auditors shall be decided by resolution of the general meeting of shareholders.

                             Chapter VIII. Accounts

Article 36.   (Business term)

         The business term of the Company shall be for one (1) year, from March l to the last day of February of the following year. The Company shall close its accounts on the last day of each business term.

Article 37.   (Payment of dividends)

         Dividends shall be paid to the shareholders or registered pledgees stated or recorded in the Registers as of the close of business on the last day of February of each year.

Article 38.   (Interim dividends)

         The Company may, by resolution of the Board of Directors, make payment in cash as interim dividends to the shareholders or registered pledgees stated or recorded in the Registers as of the close of business on August 31 of each year.

Article 39.   (Limitation of dividends, etc.)

         In the event that payment of any of the dividends and interim dividends declared is not received within three (3) full years from the date of commencing payment of such dividends, the Company shall be discharged from liability for payment thereof.

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